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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" incorporated by reference in the Registration Statement (Form S-1) and related Prospectus of Symyx Technologies, Inc. for the registration of 1,061,450 shares of its common stock and to the incorporation by reference of our report dated October 8, 1999 except, as to the third paragraph of Note 1 for which the date is October 22, 1999, with respect to the financial statements of Symyx Technologies, Inc. included in Amendment No. 5 to the Registration Statement (Form S-1, No. 333-87453) and related Prospectus of Symyx Technologies, Inc. for the registration of 5,307,250 shares of its common stock filed with the Securities and Exchange Commission.


                                              /s/ Ernst & Young LLP

Palo Alto, California
November 17, 1999